Exhibit 16.2

December 31, 2015

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549-7561

Re:                   Gold Union Inc. (Commission File Number: 333-169861)

Commissioners:

We have read the Section entitled “Changes In And Disagreements With Accountants On Accounting And Financial Disclosure” of the Current Report on Form 8-K dated December 31, 2015, of Gold Union Inc. formerly known as Advanced Ventures Corp.) (the “Company”) and are in agreement with the statements contained therein insofar as they relate to our firm.

Very truly yours,

/s/ Li and Company, PC

Li and Company, PC